 Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	June 16, 2023

Contact: Nelli Madden
732-577-4062

UMH PROPERTIES, INC. OBTAINS AN INDEPENDENT SECOND-PARTY OPINION FROM SUSTAINALYTICS

FREEHOLD, NJ, June 16, 2023…… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) is pleased to announce that it has obtained an independent second-party opinion (SPO) from Sustainalytics on UMH’s April 2023 Sustainable Finance Framework. UMH’s April 2023 framework gives greater flexibility in the types of ESG financing that it could potentially attract. The April 2023 framework was designed to comply with the 2021 Sustainable Bond Guidelines, the 2021 Green Bond Principles and the 2021 Social Bond Principles developed by the International Capital Markets Association.

In its favorable opinion, Sustainalytics acknowledged UMH’s ability to provide affordable housing, noting that affordability of the Company’s portfolio reached 97% of low-income earners (defined as households making between 50-80% of their area’s median income), which represented an increase from the prior year’s 94%. Sustainalytics also approved the Company’s energy-saving initiatives, water conservation efforts, and its purchases of EnergyStar manufactured homes. The SPO and framework are linked on our website www.umh.reit under the ESG tab.

Samuel A. Landy, UMH’s President and Chief Executive Officer, commented “Sustainalytics’ favorable opinion is a testament to the Company’s business plan and its hardworking staff. We want our investors to know that they are investing in a company that seeks to provide the best possible returns and aims to solve an important social issue. UMH has a unique ability to provide manufactured homes for sale or rent that is safe, high-quality, and environmentally friendly and at a price point that other types of housing providers struggle to match.”

A NYSE Company: Symbol - UMH

since 1968

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Mr. Landy continued, “Rising interest rates are increasing the affordability gap bringing new customers to UMH manufactured home communities seeking quality manufactured homes for sale or rent. UMH recognizes that the affordability of a monthly payment is what makes people feel secure that they can obtain and retain their housing. In addition to providing affordable housing, our ability to provide financing on manufactured homes, at rates below the industry average, is another way we help to increase affordability for our residents. On top of our social initiatives, Sustainalytics acknowledged in the SPO, our focus on environmental care, water conservation and energy saving initiatives, including future low-carbon investments such as solar power.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968